EXHIBIT 23

KPMG
P.O. Box 7108
Billings, MT 59103


                         Independent Auditor's Consent
                         -----------------------------



The Board of Directors
Crazy Woman Creek Bancorp Incorporated

We consent to incorproation by reference in the registration statement (No. 333-53543) on Form S-8 of Crazy Woman Creek Bancorp Incorporated of our report dated October 29, 1999 relating to the consolidated balance sheets of Crazy Woman Creek Bancorp Incorporated and subsidiary as of September 30, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the September 30, 1999 annual report on Form 10-KSB of Crazy Woman Creek Bancorp Incorporated.



/s/KPMG LLP

Billings, Montana
December 24, 1999